EXHIBIT 99.1

Questcor Pharmaceuticals Acquires Rights to Synacthen®

– Expands Questcor’s Presence in Inflammatory and Autoimmune Disorders –

– Provides Foundation for Next Generation Melanocortin Receptor Agonist Therapeutics –

– Initiates Global Footprint, Diversifies Business, Enhances Long-term Growth Prospects –

ANAHEIM, CA, June 11, 2013 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today announced it has acquired rights to develop Synacthen® and Synacthen Depot in the U.S. from Novartis Pharma AG and Novartis AG. Subject to certain closing conditions, Questcor has also acquired rights to Synacthen® and Synacthen Depot® in certain countries outside the U.S. Available in more than forty countries for multiple indications, Synacthen (tetracosactide) is a synthetic 24 amino acid melanocortin receptor agonist. Synacthen Depot is a depot formulation of Synacthen. The products are approved outside the U.S. for certain autoimmune and inflammatory conditions, but have never been developed or approved for patients in the U.S.

“As an emerging leader in melanocortin research, we now have the opportunity with Synacthen to expand and accelerate our product development activities. We believe such efforts will enhance our expanding R&D program,” said Don M. Bailey, President and CEO of Questcor. “In addition, this key acquisition provides an opportunity to initiate our presence in more than three dozen international markets, giving us an opportunity to reinvigorate Synacthen in these markets and providing us a platform for potential international growth.”

“This transaction leverages our rapidly growing understanding of the different characteristics and biological activity of melanocortin receptor agonists such as Synacthen, a synthetic ACTH-related agonist, and naturally derived Acthar, as well as the potential use of melanocortin receptor agonists in the treatment of serious and difficult-to-treat autoimmune and inflammatory disorders,” said David Young, Pharm.D., Ph.D, Chief Scientific Officer of Questcor. “We intend to develop and seek FDA approval for Synacthen and are committed to developing this product not only in conditions different than Acthar but also in conditions where Synacthen would potentially provide a clinical benefit over Acthar.”

Under the terms of the transaction agreements, Questcor has paid Novartis an upfront consideration of $60.0 million. Questcor will make additional payments of at least $75.0 million in the aggregate over the next several years, as well as potential milestone payments prior to FDA approval. Upon FDA approval of Synacthen in the U.S., Questcor will pay Novartis another milestone and royalties based on net sales in the U.S. As is common in the acquisition of development programs, the transaction agreements include mechanisms to ensure that Questcor pursues FDA approval and commercializes Synacthen in the U.S. upon approval. Questcor will immediately take over the rights in the U.S. Subject to certain closing conditions that must be satisfied within the next two years, Questcor will also take over rights in over three dozen countries outside the U.S. “Together with our previous acquisition of BioVectra, this transaction provides Questcor with an opportunity for both an international presence and a more robust business model,” said Mr. Bailey. “We anticipate establishing a base of operations in Europe to manage and optimize the world-wide Synacthen brand.”

About Synacthen

Synacthen and Synacthen Depot are available in more than forty countries to treat a number of conditions including some rheumatoid diseases, ulcerative colitis, chronic skin conditions responsive to corticosteroids, nephrotic syndrome, acute exacerbations in patients suffering from multiple sclerosis or retrobulbar neuritis. Synacthen and Synacthen Depot are also used as a diagnostic test for adrenal insufficiency. Synacthen and Synacthen Depot are not approved in the U.S.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders. Questcor also provides specialty contract manufacturing services to the global pharmaceutical industry through its wholly-owned subsidiary BioVectra Inc. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from the following on-label indications: the treatment of proteinuria in the nephrotic syndrome of the idiopathic type, or NS, the treatment of acute exacerbations of multiple sclerosis, or MS, in adults, the treatment of infantile spasms, or IS, in infants and children under two years of age, and the treatment of certain rheumatology related conditions, including the treatment of the rare and closely related neuromuscular disorders dermatomyositis and polymyositis. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. For more information about Questcor, please visit www.questcor.com.

Forward Looking Statement

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “ensuring,” “estimates,” “expects,” “growth,” “may,” “momentum,” “plans,” “potential,” “remain,” “should,” “start,” “substantial,” “sustainable” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•

Research and development risks, including risks associated with efforts to develop and obtain FDA approval of Synacthen, our reliance on third-parties to conduct research and development, and the ability of research and development to generate successful results;

•	Our ability to comply with federal and state regulations, including regulations relating to pharmaceutical sales and marketing practices;

•	Regulatory changes or other policy actions by governmental authorities and other third parties in connection with U.S. health care reform or efforts to reduce federal and state government deficits;

•	Our ability to effectively manage our growth, including planned international expansion, and our reliance on key personnel;

•	Our ability to comply with foreign regulations related to the international sales of Synacthen; and

•

Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission, or SEC, on February 27, 2013, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

Contacts

EVC Group

Gregory Gin/Patty Eisenhaur	Janine McCargo

646-445-4801/951-316-0577	646-688-0425